Exhibit 10(a)(16)
FEDERAL RESERVE BANK of NEW YORK
33 LIBERTY STREET, NEW YORK, NY 10045-0001
June 2, 2010
Mr. Angelo De Caro
Chairman
Patriot National Bancorp, Inc.
1177 Summer Street
Stamford, CT 06905
Dear Mr. De Caro:
Enclosed please find the executed Written Agreement for Patriot National Bancorp, Inc. Please note the agreement is effective as of June 2, 2010. As a reminder, please do not disclose the existence of this agreement until you have been notified of its publication on the Board of Governors website.
Sincerely,

Armin Lovi
Examining Officer
Community Banks
t 212.720.5000 | f 212.720.6767 I e general.info@ny.frb.org I W www.newyorkfed.org

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between

PATRIOT NATIONAL BANCORP, INC.	Docket No. 10-085-WA/RB-HC
Stamford, Connecticut

and

FEDERAL RESERVE BANK OF
NEW YORK.
New York, New York
WHEREAS, Patriot National Bancorp, Inc., Stamford, Connecticut (“Bancorp”), a registered bank holding company, owns and controls Patriot National Bank, Stamford, Connecticut (the “Bank”), a national bank, and a nonbank subsidiary;
WHEREAS, it is the common goal of Bancorp and the Federal Reserve Bank of New York (the “Reserve Bank”) to maintain the financial soundness of Bancorp so that Bancorp may serve as a source of strength to the Bank;
WHEREAS, Bancorp and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and
WHEREAS, on, May 19 duly constituted meeting, adopted a resolution authorizing and directing Angelo De Caro to enter into this Agreement on behalf of Bancorp, and consenting to compliance with each and every provision of this Agreement by Bancorp and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Bancorp and the Reserve Bank agree as follows:
Source of Strength
1. The board of directors of Bancorp shall take appropriate steps to fully utilize Bancorp’s financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Formal Agreement entered into with the Office of the Comptroller of the Currency on February 9, 2009 and any other supervisory action taken by the Bank’s federal regulator.
Dividends and Distribution
2. (a) Bancorp shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors.
(b) Bancorp shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.
(c) Bancorp and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.
(d) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on Bancorp’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Bancorp must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption
3. (a) Bancorp and any nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
(b) Bancorp shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
Capital Plan
4. Within 60 days of this Agreement, Bancorp shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Bancorp on a consolidated basis. The plan shall, at a minimum, address, consider, and include:
(a) The consolidated organization’s and the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by the Bank’s federal regulator;
(b) the adequacy of the Bank’s capital, taking into account the volume of classified credits, its risk profile, the adequacy of the allowance for loan and lease losses, current and projected asset growth, and projected earnings;
(c) the source and availability of additional funds necessary to fulfill the consolidated organization’s and the Bank’s figure capital requirements on a timely basis;

(d) supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by its federal regulator; and
(e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Bancorp serve as a source of strength to the Bank.
5. Bancorp shall notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which any of Bancorp’s capital ratios fall below the approved plan’s minimum ratios. Together with the notification, Bancorp shall submit an acceptable written plan that details the steps that Bancorp will take to increase Bancorp’s capital ratios to or above the approved plan’s minimums.
Compliance with Laws and Regulations
6. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bancorp shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
(b) Bancorp shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).
Progress Reports
7. Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Approval and Implementation of Plan
8. (a) Bancorp shall submit a written capital plan that is acceptable to the Reserve Bank within the applicable time period set forth in paragraph 3 of this Agreement.
(b) Within 10 days of approval by the Reserve Bank, Bancorp shall adopt the approved capital plan. Upon adoption, Bancorp shall promptly implement the approved plan, and thereafter fully comply with it.
(c) During the term of this Agreement, the approved capital plan shall not be amended or rescinded without the prior written approval of the Reserve Bank,
Communications
9. All communications regarding this Agreement shall be sent to:
(a)	Anita Awatramani Senior Bank Examiner Federal Reserve Bank of New York 33 Maiden Lane New York, New York 10045

(b)	Angelo De Caro Chairman Patriot National Bancorp, Inc. 900 Bedford Street Stamford, Connecticut 06901
Miscellaneous
10. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Bancorp to comply with any provision of this Agreement.
11 The provisions of this Agreement shall be binding upon Bancorp and its institution-affiliated parties, in their capacities as such, and their successors and assigns.
12. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

13. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Bancorp, the Bank, any nonbank subsidiary of Bancorp, or any of their current or former institution-affiliated parties and their successors and assigns.
14. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 2 day of June, 2010.

PATRIOT NATIONAL BANCORP, INC.		FEDERAL RESERVE BANK OF NEW YORK

By:	/s/ Angelo De Caro Angelo De Caro	By:	/s/ Armin Lovi MD Armin Lovi
	Chairman		Examining Officer